                                                                    EXHIBIT 2.8

                          PURCHASE AND SALE AGREEMENT



                                 By and Between



           THEODORE H. KRUTTSCHNITT, III & CATHERINE M. KRUTTSCHNITT
                                   ("Seller")



                                      and



            AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P.
                                   ("Buyer")

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------



THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the _______ day of November, 1996 (the "Effective Date") by and between Theodore H. Kruttschnitt, III and Catherine M. Kruttschnitt (collectively, "Seller"), and American General Hospitality Operating Partnership, L.P. ("Buyer").


                                R E C I T A L S
                                - - - - - - - -


This Agreement is made with respect to the following facts and circumstances:

     A. Seller owns certain real property commonly known as the Holiday Inn Resort, with the street address of 1000 Aguajito Road, Monterey, California 93940, which real property, together with certain personal property is collectively referred to in this Agreement as the "Property" and is more particularly defined below.

     B. Subject to the terms and conditions herein, Seller desires to sell and Buyer desires to purchase the Property and certain other assets related to the Property.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:

     1.   PURCHASE AND SALE.

          1.1  Property.  Subject to the terms and conditions hereof, Seller
               --------
hereby agrees to sell, convey and assign to Buyer, and Buyer hereby agrees to purchase and accept from Seller on the Closing Date (as defined below) the following (collectively, the "Property"):

               1.1.1  The real property which is legally described on Exhibit
1.1.1 attached hereto, together with any and all rights, privileges, easements, appurtenances, advantages, streets, alleys, strips, gores, mineral rights and water rights appurtenant thereto, which are owned by Seller (the "Land");

               1.1.2 All buildings and other improvements and fixtures of every kind and description located in, on, over or under the Land including without limitation those certain buildings consisting of approximately 204 hotel rooms and suites, any apparatus, equipment and appliances incorporated therein and used in connection with the operation and occupancy thereof, such as heating and air conditioning systems, facilities used to provide any utility service, ventilation, or other services thereto, parking lots or structures, landscaping and roadways (all of which are collectively referred to as the "Improvements"). The Land and Improvements are collectively referred to as the "Real Property";

               1.1.3 All tangible personal property of any type owned by Seller and relating to the ownership, leasing, advertising, use, maintenance or operation of the Real Property and located at the Real Property (collectively, "Personal Property");

               1.1.4 To the extent assignable the interest of Seller in (i) the leases, licenses, occupancy agreements, airline agreements, corporate accounts agreements, advance booking agreements, convention reservation agreements and other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, concessionaires or other entities thereunder, all as identified in Exhibit 1.1.4 attached hereto, which are in effect on the Closing Date (the "Leases"); (ii) any commission agreements, advertising contracts, service contracts and equipment leases to be assumed by Buyer as described on
Exhibit 1.1.4 attached hereto; (iii) all current licenses (exclusive of the Commitment Agreement, as defined below), permits, certificates of occupancy, approvals and entitlements issued or granted in connection with the Real Property and the businesses operated thereon as well as any and all development rights and any other intangible rights, interests or privileges relating to or used in connection with the Real Property; (iv) subject to the provisions of a standard Holiday Inn License Agreement to be obtained by Buyer, the right to use the current names of the Property, logos, trademarks, tradenames and symbols and promotional materials; and (v) all transferrable warranties, guarantees or sureties relating to the Real Property or the Personal Property, all of which shall be assigned by Seller to Buyer pursuant to the form described in Section
8.1.3 below ("Assignment"). The Leases, commission agreements, advertising contracts, service contracts and equipment leases to be assigned by Seller and assumed by Buyer are limited to those specifically described on Exhibit 1.1.4 attached hereto;

               1.1.5 To the extent assignable, all of Seller's interest in prepaid rents and deposits existing as of the Closing, including, but not limited to, utility deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements and in connection with all such deposits including deposits for advance reservations, banquets and future services, Buyer shall be solely responsible following the Closing for performance of such future services and other obligations with respect to such deposits;

               1.1.6 To the extent assignable, all of Seller's interest in all current books and records, promotional material, telephone numbers, tenant data, marketing and leasing material and forms, market studies, keys, and other materials of any kind owned by Seller and in Seller's possession or control, or to which Seller has access or may obtain (without cost to Seller) and has the right to convey and deliver which are used in Seller's ownership or use of the Land, the Improvements or the Personal Property, whether any of the foregoing are in hard copy form or in computerized data storage form; provided, however, that a copy of any such material which constitutes a part of Seller's continuing business or financial records may be retained by Seller;

               1.1.7 To the extent assignable, all of Seller's interest in plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports to the extent in Seller's possession or control provided, however, that Buyer agrees that Seller has no responsibility for the content or accuracy of any reports or other documents prepared by third parties; an d

               1.1.8 To the extent assignable, all of Seller's interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service, and telephone service on and for the Land and Improvements free and clear of all qualifications and encumbrances other than the obligation to pay the applicable utility company published rate for utility consumption after Closing, and the foregoing right shall include, but not be limited to (i) the right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Land or Improvements, (ii) all reservations of or commitments covering any such use in the future, and (iii) all wastewater capacity reservations, if any, ever issued and relating to the Land or Improvements.

          1.2  Excluded Matters.  Buyer shall not acquire any rights to non-
               ----------------
transferrable computer software or to any leased equipment at the Property that is not described on Exhibit 1.1.4. Seller shall have no obligation to sell, convey or transfer to Buyer and Buyer shall have no right to purchase the city ledger receivables, credit card receivables or any other receivables or any operating cash banks existing in connection with the Property as the Closing Date. Further, Buyer shall not acquire any rights in connection with or incur any obligations with respect to Seller's accounts payable or any other debts in connection with the Property existing as of the Closing Date.

     2.   PURCHASE PRICE.

          Buyer shall pay as the total purchase price for the Property and the Property's liquor license (the "Purchase Price") the sum of (i) Fifteen Million Five Hundred Fifty-Five Thousand Dollars ($15,555,000); and (ii) an amount equal to Seller's substantiated cost for all useable inventories at the Property of food and nonalcoholic beverages, all unopened bottles of alcoholic beverages, all inventories of operating and promotional supplies, and at Buyer's option if Buyer chooses to purchase such items, all opened bottles of alcoholic beverages. The Purchase Price shall be paid as follows:

          2.1  Initial Deposit.  No later than one (1) business day following
               ---------------
the Effective Date, Buyer shall cause One Hundred Fifty Thousand Dollars ($150,000.00) (the "Initial Deposit") to be delivered into Escrow (as defined below).

          2.2  Additional Deposit.  No later than one (1) business day following
               ------------------
the Due Diligence Date (as defined below) and provided Buyer has waived or approved the due diligence condition set forth in Section 7.2.5, Buyer will cause an additional Three Hundred Thousand Dollars ($300,000.00) (the "Additional Deposit") to be delivered into Escrow.

          2.3  Interest on Deposit.  The Initial Deposit and the Additional
               -------------------
Deposit shall be held by the Title Company (as defined below) as an earnest money deposit towards the Purchase Price. The Initial Deposit and thereafter the Additional Deposit, if made, shall be held in Escrow in a federally insured interest bearing account or other investment suitable for daily investment. The Initial Deposit shall sometimes be referred to as the "Deposit" until the Additional Deposit is delivered into Escrow, at which time the term "Deposit" shall refer to the sum of the Initial Deposit and the Additional Deposit.

          2.4  Disposition of Deposit.  At the Closing (as defined below) the
               ----------------------
Deposit shall be applied and credited toward the payment of the Purchase Price. If Escrow does not close, and the Agreement is terminated in a manner governed by Sections 7.3 or 13, the Deposit will be disbursed as provided in such Sections. If the Escrow does not close and neither Section 7.3 nor Section 13 applies, the Deposit together with interest accrued thereon shall be promptly returned to Buyer unless the provisions of Section 17 are applicable, in which case the disposition of the Deposit together with interest accrued thereon shall be governed by the provisions of Section 17. Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall not be eligible for return of its Deposit unless it has first delivered to Seller all copies of all Due Diligence Materials (as defined hereafter) exclusive of any materials which have been generated by Buyer and which are of a proprietary or confidential nature, together with Buyer's written confirmation that all such Due Diligence Materials have been delivered to Seller.

          2.5  Cash Balance.  On or before the Closing Date, Buyer shall deliver
               ------------
into Escrow in immediately available funds the balance of the Purchase Price.

     3.   TITLE.

          3.1  Vesting of Title.  At Closing, Seller shall convey fee title to
               ----------------
the Real Property to Buyer by deed (as further described in Section 8.1.1 below), subject to the Permitted Exceptions (as defined below), and shall convey Seller's interest in the remainder of the Property and the Liquor License to Buyer by bill of sale and assignment (as further described in Sections 8.1.2 and 8.1.3 below).

          3.2  Buyer's Title Insurance.  At Closing, the Title Company shall
               -----------------------
issue to Buyer an ALTA extended coverage owner's form of title insurance policy in the amount Fifteen Million Four Hundred Ninety Thousand Dollars ($15,490,000) insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions ("Buyer's Title Policy"). Buyer shall be entitled to request that the Title Company provide, at Buyer's cost and expense, such additional endorsements to the Buyer's Title Policy as Buyer may reasonably require, provided that such endorsements shall be at no cost or additional liability to Seller and the Closing shall not be delayed as a result of Buyer's request.

     4.   ESCROW.

          4.1  Opening of Escrow.  Seller shall deliver a fully executed
               -----------------
counterpart of this Agreement into escrow ("Escrow") to be established at First American Title Insurance Co., 2 Salinas Street, Salinas, CA 93901; Attention:
Lisa Ramirez [telephone: 408/424-0317] ("Title Company") within one (1) business day following the Effective Date. The Buyer shall cause the Initial Deposit to be delivered into Escrow as provided in Section 2.1. In the event that California law requires that conveyance of the liquor license be processed through a separate escrow, then Buyer and Seller shall mutually agree on the selection of the separate escrow holder and Sixty-Five Thousand Dollars ($65,000) of the total Purchase Price shall be allocated to and paid through the separate escrow.

          4.2  Instructions to Title Company.  Seller and Buyer shall each be
               -----------------------------
entitled to submit escrow instructions to the Title Company in connection with the Closing of the Escrow. Seller and Buyer shall in addition execute such further escrow instructions as the Title Company may reasonably require in connection with the Closing. In the event of any conflict between the terms and conditions of this Agreement and the provisions of any escrow instructions prepared by Seller, Buyer or the Title Company, the terms and conditions of this Agreement shall control.

     5.   CLOSING.

          5.1  Closing.  Subject to the provisions of Section 16.9, the purchase
               -------
and sale of the Property as contemplated by this Agreement, including but not limited to the recordation of the Deed (as defined below) and the completion of the other matters required by this Agreement to be done contemporaneously (the "Closing") shall occur on Wednesday, November 20, 1996 or such earlier date as is selected by Buyer and Seller upon at least two (2) business days prior written notice to the Title Company.

The date on which the Closing actually occurs shall be referred to as the "Closing Date". Notwithstanding any other provision of this Agreement, the Closing with respect to the Property shall not be delayed for reason of any possible delay in the conveyance of the liquor license.

          5.2  Failure to Close.  If the Closing does not occur on or before
               ----------------
date set forth in Section 5.1 above, then in the absence of a written agreement between the parties to extend the Closing Date, either party hereto may elect to terminate this Agreement upon giving written notice of such termination to the other and to the Title Company. In such event, except in a case where the provisions of Section 17 are applicable, the Deposit together with interest accrued thereon shall be promptly returned to Buyer.

     6.   DUE DILIGENCE.

          6.1  Due Diligence Period.  The period commencing on the Effective
               --------------------
Date and continuing through 5:00 p.m. PST on November 15, 1996 (the "Due Diligence Date") shall be referred to as the "Due Diligence Period".

          6.2  Available information .  Seller shall make available to Buyer the
               ----------------------
following documents and materials (collectively, the "Due Diligence Materials"):

               6.2.1  Property Files.  Except as provided in Section 6.2.2
                      --------------
below, Seller shall make available to Buyer and Buyer's agents and representatives, upon reasonable notice and during normal business hours, all books, records, files, financial records, property tax bills, and other information in the possession or control of Seller relating to the ownership, operation, advertising, construction, use or occupancy of the Property, or any portion of the Property. Seller shall furnish Buyer copies of such materials as Buyer may request. In particular but without limiting the foregoing, Seller shall make the following available to the extent that Seller has such materials in its possession or control: all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, and all financial statements and budgets for the Property for the current year to date and each of the five (5) years prior to the year of this Agreement, including the itemization of (1) annual insurance premiums for each such year for fire, extended coverage, workers' compensation, vandalism and malicious mischief, general liability, business interruption, rents and other forms of insurance shown thereon; (2) expenses incurred for water, electricity, natural gas, sewer and other utility charges; (3) total rents and revenues collected from tenants and from hotel guests and other patrons of the Property; (4) management fees;
(5) maintenance, repairs and other expenses relating to the management and operation of the Property; (6) historical occupancy statistics for the Property; and (7) all capital expenditures made during the aforementioned periods. Except as to Confidential Information (as defined hereafter), Buyers' representatives shall have access to all financial and other information relating to the Property, to the extent that Seller has such materials in its possession or control, and Seller (at no cost to Seller) shall reasonably cooperate with Buyer and Buyer's independent public accountants in connection with the preparation of audited financial statements with respect to the Property.

               6.2.2  Confidential Information. Notwithstanding anything herein
                      ------------------------
to the contrary, "Due Diligence Materials" shall not include, and Seller shall have no obligation to furnish or otherwise make available to Buyer, any of the following documents: (i) any documents, instruments or agreements evidencing, securing or relating to the mortgage loan currently encumbering the Property,
(ii) any internal or third-party appraisals of the Property or any reports or analyses concerning the valuation of the Property, (iii) any correspondence or analyses regarding past, pending or proposed real property tax appeals, (iv) any information received from or concerning any other potential purchaser of the Property, (vi) any information related to the 1985 sale of the Property to Monterey Hotel Associates or the subsequent litigation/arbitration related to such sale, (vii) any Federal or State personal income tax returns, or (viii) any information or documentation that is privileged or otherwise legally protected from disclosure under applicable law (collectively, the "Confidential Information"). Seller represents to Buyer that following the Closing, Buyer will not suffer any material damage with respect to the Property by reason of information with respect to the Property contained in the Confidential Information and not otherwise available to Buyer in the Due Diligence Materials (as defined below) or known by Buyer prior to the Closing.

          6.3  Title Report; Permitted Exceptions.  As soon as possible after
               ----------------------------------
the Effective Date, Buyer shall obtain, and cause a copy to be delivered to Seller of, a current Commitment for Title Insurance (the "Title Report") for the Real Property prepared by the Title Company, together with a copy of all documents listed as exceptions therein. Buyer shall, as soon as possible after the Effective Date, obtain, and deliver to Seller a copy of, an ALTA/ACSM Real Property Title Survey (with Table A supplements) (the "Survey") prepared by a licensed engineer which Survey shall be current and sufficient to provide the basis for an ALTA extended coverage owner's policy of title insurance without boundary, encroachment or survey exceptions. In connection with the Survey, Buyer shall cause the Title Company to issue an ALTA supplement to the Title Report reflecting any and all exceptions, if any, indicated by the Survey (the "ALTA Supplement"). Within five (5) days following receipt by Buyer of the last to be received among the Title Report, copies of the documents listed as exceptions, the ALTA Supplement and the Survey (and in any event no later than two (2) business days prior to the Due Diligence Date), Buyer shall give notice (the "Title Notice") to Seller of the exceptions to title as shown on the Title Report, its exceptions, the ALTA Supplement and the Survey, approved by Buyer and those disapproved by Buyer. Seller shall have five (5) days after the date of the Title Notice is received (and in all events no later than one (1) business day prior to the Due Diligence Date) to effect good faith efforts, without any obligation to incur costs therein, to have the objected to title exceptions removed to the reasonable satisfaction of Buyer, provided that "insuring around" shall not be an acceptable removal of any exception. Seller shall be considered to have removed any objected to title exception in the event that Seller contractually undertakes in writing an obligation to remove such exception on or prior to the Closing and thereafter, on or prior the Closing, completes such removal. If within such time, Seller declines or fails to have all of such title exceptions removed, Buyer shall have the option within five
(5) days of the date of the Title Notice (but in no event later than the Due Diligence Date) to either (i) terminate this Agreement by notice to Seller, in which case all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination) and the Deposit together with interest accrued thereon shall be promptly returned to Buyer; or (ii) elect to accept title to the Property as it then is, but Buyer shall have no other option or remedy. The title exceptions as shown on the Title Report (and the ALTA Supplement) and Survey approved by Buyer, as well as those title exceptions, if any, initially disapproved by Buyer but thereafter accepted shall be referred to herein as the "Permitted Exceptions". The "Permitted Exceptions" shall in addition include any encumbrances or liens voluntarily created by Buyer on the Real Property. If Buyer fails to timely give the Title Notice to Seller or fails to make the elections set forth in (i) or (ii) above on or before the Due Diligence Date, then Buyer shall be deemed to have elected to terminate this Agreement in which event all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination) and the Deposit together with interest thereon shall be promptly returned to Buyer. Seller shall reasonably cooperate with Buyer with respect to obtaining the Title Report, Survey and ALTA Supplement, if any.

          6.4  Inspection; Right of Entry.  Buyer shall have the right, during
               --------------------------
the Due Diligence Period and subject to the terms and conditions of Section 6.5 below, (i) to enter the Real Property to inspect all aspects of the Property and conduct inventories (including the performance of environmental audits of the Real

Property in accordance with the terms of Sections 6.4.1 and 6.4.2 below and the obtaining of a product improvement plan from Franchisor (below defined)), upon reasonable notice to Seller, provided that Buyer does not unreasonably disturb any business or other tenant operations or activities on the Real Property, and
(ii) to contact representatives of tenants and/or third parties who have executed service contracts, Leases or other agreements with Seller or Seller's representatives regarding the Real Property. Buyer shall coordinate all such contacts through Seller's General Manager, John Lloyd. Seller shall cooperate with Buyer in notifying tenants as to Buyer's inspection thereof. Except as provided in Section 9.2.1 below, any and all costs of Buyer's inspection of the Real Property shall be borne solely by Buyer.

               6.4.1  Phase I Environment Audit.  During the Due Diligence
                      -------------------------
Period, Buyer may conduct (or have conducted on its behalf by an environmental auditor) a Phase I environmental audit of the Real Property, subject to the terms and conditions of Sections 6.4.2 and 6.5 below. Buyer shall not conduct a Phase II environmental audit of the Real Property nor conduct any invasive testing of the Real Property without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller shall also provide Buyer as part of the Due Diligence Materials a copy of the Phase 1 Environmental Site Assessment and Limited Asbestos Survey dated June 25, 1996 and produced by SECOR International Incorporated.

               6.4.2  Environmental Conditions.  In the event that Buyer shall
                      ------------------------
conduct a Phase I environmental audit of the Real Property, Buyer shall provide Seller with at least forty-eight (48) hours' prior written notice of its intent thereof. Buyer shall not disclose to any third party, other than Buyer's consultants, agents, attorneys, lenders and securities agents, the results of any of Buyer's inspections or testing of the Real Property (collectively, "Investigations"). Prior to performing any of the Investigations, Buyer shall obtain any required permits and authorizations and shall pay all applicable fees required by any public body or agency in connection therewith. Seller shall be entitled to have a representative present at all times in connection with any inspections by Buyer of the Real Property.

          6.5  Indemnity; Return; Copies.  Buyer shall indemnify, defend by
               -------------------------
counsel reasonably acceptable to Seller, and hold Seller harmless from and against any cost, expense, claim, liability or demand, including reasonable attorneys' fees, arising from such entry by Buyer or from the performance of any testing or other Investigations of the Real Property by Buyer, except with respect to any loss or liability incurred by Seller resulting from the mere discovery by Buyer of the presence of hazardous substances at the Property or the existence of other defects with respect to the Property. If this transaction does not close for any reason, Buyer shall repair any damage to the Real Property resulting form Buyer's entry onto the Real Property, including any tests and other Investigations. At Seller's request, Buyer shall deliver to Seller copies of all written reports relating to the Investigations with respect to the Real Property. The aforesaid indemnity and other agreements of Buyer set forth in this Section 6.5 shall survive without limitation the termination or other expiration of this Agreement. Buyer shall, in addition, furnish to Seller evidence of insurance coverage maintained by Buyer reasonably satisfactory to Seller, which coverage shall be applicable in connection with any inspections by Buyer or by its representatives of the Real Property.

          6.6  General Conditions.  Buyer shall have right to review and
               ------------------
approve, in its sole discretion, during the Due Diligence Period, the Due Diligence Materials, feasibility, franchise licensing, liquor licensing, title to the property and any physical or other items set forth in Sections 6.2, 6.3 and 6.4 above. In the event that Buyer does not approve each such item by giving written notice of such approval to Seller on or before the Due Diligence Date, this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in the Agreement to survive the termination), and the Deposit together with interest thereon shall be promptly returned to Buyer. At any time during the pendency of this Agreement and upon request by Seller, Buyer shall promptly deliver to Seller copies of all Due Diligence Materials and other studies and reports pertaining to the Property. In the event that Buyer gives written notice of its approval pursuant to this Section 6.6, then the conditions precedent for the benefit of Buyer as set forth in Sections 7.2.5 and 7.2.7 shall be considered to have been satisfied and Buyer shall have no further rights to assert the conditions set forth in either of such Sections.

          6.7  Estoppel Certificates.  Within two (2) business days following
               ---------------------
the Effective Date, Seller shall deliver to each of the commercial tenants of the Real Property an estoppel certificate in connection with the respective Leases (collectively, the "Estoppel Certificates"). The Estoppel Certificates shall be in the form attached hereto as Exhibit 6.7, and Seller shall request of each tenant that such form be executed and promptly returned to Buyer.

     7.   CONDITIONS TO CLOSING.

          7.1  Seller's Conditions.  The obligation of Seller to sell and convey
               -------------------
the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:

               7.1.1  Buyer's Deliveries.  Delivery and execution by Buyer of
                      ------------------
all monies, items and instruments required to be delivered by Buyer pursuant to this Agreement;

               7.1.2  Buyer's Representations.  Buyer's warranties and
                      -----------------------
representations set forth herein shall be true and correct as of the Closing
Date;

               7.1.3  Buyer's Performance.  Buyer shall have performed each and
                      -------------------
every agreement to be performed by Buyer pursuant to this Agreement.

               7.1.4  Holiday Inns.  With reference to the Commitment Agreement
                      ------------
(as defined below), Buyer shall have effective as of the Closing (i) executed a new license agreement with the Franchisor (as defined below) or (ii) caused the Franchisor to cancel the existing Commitment Agreement and in either event shall have provided to Seller the Holiday Inn Indemnification (as defined below) all in accordance with the provisions of Section 16.17.

               7.1.5  Buyer's Approval.  Buyer shall have given its written
                      ----------------
approval on or prior to the Due Diligence Date of the matters described in and in accordance with the provisions of Section 6.6.

          7.2  Buyer's Conditions.  The obligation of Buyer to acquire the
               ------------------
Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent which conditions are for the benefit of Buyer only and the satisfaction of which may be waived only in writing by Buyer:

               7.2.1  Seller's Deliveries.  Delivery and execution by Seller of
                      -------------------
all instruments and other items required to be delivered by Seller pursuant to this Agreement;

               7.2.2  Seller's Representations.  Seller's warranties and
                      ------------------------
representations set forth herein shall be true and correct as of the Closing
Date;

               7.2.3  Seller's Performance.  Seller shall have performed each
                      --------------------
and every agreement to be performed by Seller pursuant to this Agreement;

               7.2.4  Buyer's Title Policy.  As of the Closing, the Title
                      --------------------
Company shall have issued or shall have committed to issue, upon the sole condition of the payment of its regularly scheduled premium, the Buyer's Title Policy;

               7.2.5  Due Diligence Materials.  Buyer's inspection and approval
                      -----------------------
on or prior to the Due Diligence Date of the matters described in Section 6.6 including the Due Diligence Materials, the Title Report and all other physical environmental, legal and other matters relating to the Property which Buyer may, in Buyer's sole discretion, elect to investigate;

               7.2.6  Estoppel Certificates.  Each of the Estoppel Certificates
                      ---------------------
fully executed by each of the tenants of the respective Leases without material modification shall have been received by Buyer at least five business days prior to the scheduled date of Closing; and

               7.2.7  Board Approval.  The Board of Directors of the real estate
                      --------------
investment trust with which Buyer is affiliated shall, by the Due Diligence Date, have approved this Agreement and consummation of the purchase herein contemplated.

          7.3  Failure of Conditions.  If any of the conditions set forth in
               ---------------------
Sections 7.1 or 7.2 are not timely satisfied or waived, for any reason other than the default of Buyer or Seller under this Agreement, then this Agreement and the rights and obligations of Buyer and Seller shall terminate and be of no further force or effect except as to those matters as specifically stated in this Agreement to survive termination, in which case the Title Company is hereby instructed to return promptly to the party which placed such items into Escrow all funds (including the Deposit together with interest accrued thereon to be promptly returned to Buyer) and documents which are held by the Title Company on the date of termination.

     8.   DELIVERIES INTO ESCROW.

          8.1  Deliveries by Seller.  Seller shall deliver or cause to be
               --------------------
delivered into Escrow the following documents duly executed and acknowledged where appropriate:

               8.1.1  Deed.  Standard-form grant deed (the "Deed") in the form
                      ----
set forth on Exhibit 8.1.1 attached hereto conveying the Real Property to Buyer as provided in this Agreement;

               8.1.2  Bill of Sale.  Bill of Sale (the "Bill of Sale") in the
                      ------------
form set forth on Exhibit 8.1.2 attached hereto conveying the Personal Property to Buyer;

               8.1.3  Assignment.  The Assignment, together with schedule(s) of
                      ----------
the matters being assigned, in the form set forth on Exhibit 8.1.3 attached hereto;

               8.1.4  FIRPTA.  Certificate of non-foreign status to confirm that
                      ------
Buyer is not required to withhold part of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

               8.1.5  Form 590.  Franchise Tax Board Form 590;
                      --------

               8.1.6  Seller Authority.  Such proof of Seller's authority and
                      ----------------
authorization to enter into this Agreement and consummate the transaction contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company;

               8.1.7  Miscellaneous Items.  To the extent not previously
                      -------------------
delivered to Buyer, all plans and specifications with respect to the Improvements, all keys, access cards, and combinations for the Property (which shall be properly tagged for identification), all books and records, and originals of all of the documents, contracts, leases and agreements that have not already been delivered to Buyer; and

               8.1.8  Other Documents.  Such other documents as may be
                      ---------------
reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein, including without limitation, such documents as may be required in connection with transfer of the liquor license which transfer may be through a separate escrow.

          8.2  Deliveries by Buyer.  Buyer shall deliver or cause to be
               -------------------
delivered into Escrow the following items and documents duly executed and acknowledged where appropriate:

               8.2.1  Cash.  The cash portion of the Purchase Price and such
                      ----
additional sums as are necessary to pay the Buyer's share of closing costs, prorations and any fees as more particularly set forth in Section 9 below;

               8.2.2  Assignment.  The Assignment;
                      ----------

               8.2.3  Buyer's Authority.  Such proof of Buyer's authority and
                      -----------------
authorization to enter into this Agreement and consummate the transaction contemplated by this Agreement, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company;

               8.2.4  Holiday Inn Indemnification.  The Holiday Inn
                      ---------------------------
Indemnification (as defined below); and

               8.2.5  Other Documents.  Such other documents as may be
                      ---------------
reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein, including without limitation, such documents as may be required in connection with transfer of the liquor license which transfer may be through a separate escrow.

          8.3  Tenant Notification Letters.  Seller shall execute a tenant
               ---------------------------
notification letter in the form attached hereto as Exhibit 8.3 to each commercial tenant of the Real Property (the "Tenant Notification Letter"), indicating the change of ownership of the Property with the name and address of the Buyer and the Closing Date, and shall upon the Closing deliver an executed Tenant Notification Letter to Buyer with respect to each tenant of the Real Property.

          8.4  Delivery to Buyer Upon Closing.  Seller shall deliver possession
               ------------------------------
of the Property to Buyer upon the Closing.

          8.5  Delivery Following Closing.  Following the Closing, Seller shall
               --------------------------
promptly deliver to Buyer such other matters and documents related to the Property which are in the possession of Seller and which Buyer may reasonably request.

     9.   PRORATIONS; CLOSING COSTS; CREDITS.

          9.1  Prorations.
               ----------

               9.1.1  Rent.  Rents, revenues, and other income from the Property
                      ----
shall be prorated through Escrow as of 12:01 a.m. on the Closing Date.

               9.1.2  Taxes.  All non-delinquent real estate, sales, room taxes
                      -----
and other taxes and assessments related to the Property shall be prorated through Escrow. In the case of real estate taxes, the proration shall be based on the actual current tax bill as of 12:01 a.m. on the Closing Date. If after the Closing, a refund of real estate taxes is rendered or supplemental real estate taxes are assessed against the Property by reason of any event occurring prior to the Closing Date, or if actual taxes and assessment are different from those used in prorating, Buyer and Seller shall adjust the proration of the real estate taxes following the Closing. Any delinquent taxes on the Property shall be paid at the Closing by Seller. All assessment installment payments which are due and payable prior to the Closing Date shall be paid at the Closing by Seller. Seller shall have no obligation to pay any assessment amounts not then due and payable.

               9.1.3  Expenses, Debts and Other Obligations. Operating expenses
                      -------------------------------------
and all other customary charges or costs incident to the ownership of the Property shall be prorated through Escrow as of 12:01 a.m. on the Closing Date. Seller shall be responsible for all expenses, debts and other obligations arising or accruing and attributable to the Property prior to the Closing Date, and Buyer shall be responsible for such debts, expenses and other obligations arising and accruing on or after the Closing Date, provided however that Seller shall reimburse Buyer an amount equal to Seven Dollars ($7.00) per room rented the night prior to the Closing Date as an estimate of the cost of housekeeping. To the extent possible, Seller and Buyer shall obtain utilities billings and meter readings as of the Closing Date and all operating expenses shall be prorated based upon the information then available. Seller and Buyer shall make any adjustments required to be made subsequent to the Closing in the event the information available at the Closing is incorrect.

               9.1.4  Service Contracts, Leases and All Other Agreements.  The
                      --------------------------------------------------
amounts payable under the service contracts (the "Service Contracts"), Leases and all other agreements which shall be assumed pursuant to the provisions of the Assignment, shall be prorated through Escrow on an accrual basis as of 12:01 a.m. on the Closing Date. Seller shall pay all amounts due thereunder which accrue prior to the Closing Date, and Buyer shall pay all amounts accruing on the Closing Date and thereafter. Buyer shall have no responsibility for leases, service contracts or other agreements not specifically being assumed by Buyer pursuant to this Agreement.

               9.1.5  Inventories.  Commencing approximately thirty (30) hours
                      -----------
before Closing, Seller and Buyer (or their separate representatives) shall conduct an inventory of all inventories for which additional sums are to be paid at Closing, Seller shall provide cost substantiations, and Buyer shall pay for same in cash at Closing.

               9.1.6  Miscellaneous Prorations.   Seller shall receive a credit
                      ------------------------
through escrow in the
amount of all utility deposits and Buyer shall receive a credit through escrow in the amount of all guest advance deposits (with Buyer assuming liability therefore) existing as of the Closing and Seller and Buyer will pro-rate through escrow as of 12:01 a.m. on the Closing Date the amount of all guest ledger receivables, and Buyer shall receive a credit for all tenant security deposits (with Buyer assuming liability therefor). Buyer shall not acquire any rights or incur any obligations with respect to Seller's accounts payable or other debts, city ledger receivables, credit card receivables or operating cash banks at the Property.

               9.1.7  Calculation of Prorations.  All prorations shall be made
                      -------------------------
on the basis of the actual number of days of the year and month which have elapsed as of 12:01 a.m. on the Closing Date.

               9.1.8  Subsequent Adjustments.  Within sixty (60) days after the
                      ----------------------
Closing Date or such longer period as may be required, Buyer and Seller will make a further adjustment to account for proration corrections and also adjustments for all other matters of proration which may have accrued prior to the Closing Date but which were not prorated in the initial prorations.

          9.2  Closing Costs.
               -------------

               9.2.1  Seller's Costs.  Seller shall pay (i) the premium for the
                      --------------
CLTA portion of the Buyer's Title Policy; and (ii) fifty percent (50%) of: the cost of the Survey, all sales taxes and transfer taxes, if any, miscellaneous recording costs and escrow fees and costs.

               9.2.2  Buyer's Costs.  Buyer shall pay (i) the incremental
                      -------------
premium for the ALTA portion of Buyer's Title Policy and the premium for any endorsements; (ii) any and all costs related to Buyer's lender and loan documents, if any; and (iii) fifty percent (50%) of: the cost of the Survey, all sales taxes and transfer taxes, if any, miscellaneous recording costs and escrow fees and costs.

          9.3  Other Expenses.  Buyer and Seller shall each pay all legal and
               --------------
professional fees and fees of other consultants incurred by Buyer and Seller, respectively.

     10. OPERATION OF PROPERTY PENDING THE CLOSING. Following the Effective Date and pending the Closing, the Seller shall operate the Property in accordance with the following:

          10.1  Normal Course of Business.  Seller shall continue to operate,
                -------------------------
manage and maintain the Property in such condition so that the Property shall be in the same condition as of the Closing Date as it is as of the Effective Date, reasonable wear and tear and casualty excepted. Following the Effective Date Seller shall operate the Property in accordance with applicable law in all material respects. Seller shall maintain all existing insurance policies in connection with the Property and shall keep in effect and renew all licenses and permits applicable to the Property.

          10.2  Further Encumbrances.  Without the prior written consent of
                --------------------
Buyer, Seller shall not voluntarily execute any documents or otherwise take any action which will have the result of placing a recorded lien against the Property. Seller shall pay all valid obligations accruing prior to the Closing which may subject the Property to mechanic's lien.

          10.3  New Leases.  Seller will not enter into any new leases or
                ----------
extend, renew or in any fashion modify any of the existing Leases (unless pursuant to a valid exercise of a tenant option set forth in a Lease) or enter into any new contracts that are not cancelable on no more than thirty (30) days notice without the prior written approval of Buyer which consent shall not be unreasonably withheld.

     11.  REPRESENTATIONS AND WARRANTIES.

          11.1  No Representations or Warranties by Seller.  Except as expressly
                ------------------------------------------
set forth in this Agreement, Seller has not made any warranty or representation of any kind whatsoever, express or implied, written or oral, concerning the Property.

          11.2  Seller's Representations and Warranties.  Seller represents and
                ---------------------------------------
warrants to Buyer that:

                11.2.1  Authority.  This Agreement constitutes the valid and
                        ---------
binding obligation of Seller and is enforceable against Seller in accordance with its terms. The execution of this Agreement, delivery of money and all required documents, Seller's performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of Seller.

                11.2.2  Restrictions and Regulations.  To the best of Seller's
                        ----------------------------
knowledge there are no violations of private restrictions or governmental regulations relating to the Property including, without limitation, the Americans With Disabilities Act and environmental laws.

                11.2.3  Taxes.  Except for the amounts disclosed by the tax
                        -----
bills for all real property taxes and personal property taxes, and notices for any assessments or bonds relating to the Property provided by Seller to Buyer no later than ten (10) days prior to the Due Diligence Date, to the best of Seller's knowledge, no real property taxes or other assessments have been assessed against the Property for the current tax year and all taxes and assessments (or current instruments payable) for prior years have been paid.

                11.2.4  Leases and Other Agreements.  Other than as relates to
                        ---------------------------
regular nightly hotel guests occupying rooms/suites of the Property, there are no leases, subleases, occupancies or tenancies in effect pertaining to the Property, except the Leases, copies of all of which have been delivered by Seller. No Lease has been modified, amended or altered, and no currently outstanding concessions, abatements or adjustments have been granted to any tenant, except as scheduled in Exhibit 1.1.4. Following the Closing neither Buyer nor the Property shall be bound by any contract or agreement except those contracts and agreements set forth on Exhibit 1.1.4 attached hereto.

                11.2.5  Access.  To the best of Seller's knowledge, no fact or
                        ------
condition exists which may result in the termination or reduction of the current access from the Property to existing roads and highways.

                11.2.6  Miscellaneous.  To the best of Seller's knowledge,
                        -------------
there are no:

                        (a) pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property;

                        (b) pending unfair labor practice charges or complaints, labor disputes, or unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto;

                        (c) pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders;

                        (d) condemnation proceedings pending or threatened with regard to all or any part of the Property; or

                        (e) other pending, threatened or actual litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affects the Property or might become a lien on the Property or might affect the validity or enforceability of this Agreement.

                11.2.7  Bankruptcy.  No petition in bankruptcy (voluntary or
                        ----------
otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

                11.2.8  Vehicle.  There are no vehicles owned and exclusively
                        -------
employed by Seller in connection with the Property.

                11.2.9  Financial Statements.  The statements of operations for
                        --------------------
years ended December 31, 1995, 1994, 1993, 1992 and 1991 and for the month of August and year to date 1996 with respect to the Property which are listed on
Exhibit 11.3 to this Agreement, to the best of Seller's knowledge are correct and complete in all material respects and present accurately in all material respects the results of operations of the Property for the periods indicated.

                11.2.10 Confidential Information.  Seller represents to Buyer
                        ------------------------
that following the Closing, Buyer will not suffer any material damage with respect to the Property by reason of information with respect to the Property contained in the Confidential Information and not otherwise available to Buyer in the Due Diligence Materials or known by Buyer prior to the Closing.

                11.2.11 True as of Closing.  Each representation and warranty in
                        ------------------
this Agreement is true, correct and complete in all material respects, and those contained in this Section 11.2 shall be continuing and shall be true, correct and materially complete as of the Closing with the same force and effect as if remade by Seller in a separate certificate at that time and shall survive the Closing for a period of one (1) year and shall have no effect thereafter.

                11.2.12 Material Changes.  Seller shall promptly notify Buyer of
                        ----------------
any change in any condition with respect to the Property or any event or circumstance which makes any representation or warranty of Seller under this agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable of being performed.

                11.2.13 Seller's Knowledge.  For purposes of this Section 11.2,
                        ------------------
all references to Seller's knowledge shall be limited to the current personal actual knowledge, as distinguished from implied, imputed and constructive knowledge, of Theodore H. Kruttschnitt, III and/or Catherine M. Kruttschnitt, which individuals are not required to make any independent investigations regarding the subject matter of the representation or warranty being made, provided, however, that Seller shall make reasonable inquiry of John Lloyd, Seller's General Manager of the Property.

          11.3  Limitation on Representations and Warranties of Seller.  Except
                ------------------------------------------------------
as expressly set forth in Section 11.2, Seller has made no representations or warranties of any kind whatsoever with respect to the Property and Buyer hereby acknowledges that except as expressly set forth in Section 11.2, Buyer is purchasing the Property in an "AS-IS" and "WHERE IS" condition as of the Closing Date subject to all facts, circumstances, conditions and defects. Buyer further acknowledges that Buyer has conducted, or will prior to the expiration of the Due Diligence Period conduct, physical inspections of the Property and undertake such investigation with respect to the Property as Buyer has deemed necessary or appropriate including, but without limitation, a review of all environmental matters with respect to the Property, the physical aspects of the Property including the physical aspects of all Improvements, all zoning and building code requirements in connection with the Property, the availability of all utilities with respect to the Property, and any and all other matters relating to the Property which Buyer has considered appropriate to investigate. Except as expressly set forth in Section 11.2, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to any matters concerning the Property, including, without limitation, the condition or repair of the Property or the value, expense of operation or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into with the Buyer satisfied that the Seller has afforded and will afford pursuant to the provisions of this Agreement Buyer with the opportunity for full investigation of the Property. Buyer is not relying upon any statement or representation by Seller unless such statement or representation is specifically included in
Section 11.2. Buyer acknowledges that Seller has requested Buyer to inspect fully the Property and investigate all matters relevant thereto and (except as to the express representations of Seller in Section 11.2) to rely solely upon the results of Buyer's own inspections or other information obtained or otherwise available to Buyer, rather than any information that has been provided by Seller to Buyer. Except as expressly set forth in Section 11.2, Seller is not making any representation or warranty with respect to the physical condition of the Property or the fitness of the Property or any portion of the Property for any particular purpose or the presence or absence of any hazardous materials and except as expressly provided in Section 11.2 to the contrary, Buyer acknowledges that Buyer is relying solely on its own inspections with respect to the Property in electing to purchase the Property pursuant to the terms of this Agreement. Without limiting the above, Buyer on behalf of itself and its successors and assigns waives and releases Seller and its successors and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, arising from or relating to the physical condition of the Property or any law or regulation applicable thereto, including the presence or alleged presence of asbestos or harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended form time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind,
(iii) the common law, or (iv) this Agreement except to the extent of any express obligations undertaken by Seller in this Agreement or any exhibits, including but not limited to any express representations or warranties. Seller believes that prior to the Effective Date it has provided to Buyer copies of all of the records, documents and other materials which are listed on Exhibit 11.3 attached hereto. With respect to the above waiver by Buyer, Buyer expressly waives all rights under California Civil Code Section 1542, which provides that:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          11.4  Buyer's Representations and Warranties.  Buyer represents and
                --------------------------------------
warrants to Seller that:

               11.4.1  Authority to Execute; Organization.  Subject only to
                       ----------------------------------
the approval of this Agreement by the Board of Directors of the real estate investment trust with which Buyer is affiliated as provided in Section 7.2.7, this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms. Buyer represents that it is a limited partnership, is validly formed and duly organized in good standing under the laws of the State of Delaware, and the execution of this Agreement, delivery of money and all required documents, Buyer's performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of the partnership except for approval of said Board of Directors. Buyer in addition represents that it is duly qualified to conduct business in the State of California.

               11.4.2  Financial Condition.  Buyer's financial condition is as
                       -------------------
represented to Seller on the Effective Date and shall not have materially adversely changed prior to the Closing Date. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Buyer.

               11.4.3  No Encumbrance.  Prior to Closing, Buyer shall neither
                       --------------
encumber nor cause any liens to be created against the Property in any way, nor shall Buyer, at any time, record this Agreement or a memorandum thereof.

               11.4.4  Principal.  Buyer is acting as a principal in this
                       ---------
transaction.

               11.4.5  Due Diligence.  By the Due Diligence Date, Buyer, in
                       -------------
reliance on Seller's representations and warranties under Section 11.2: (i) will have inspected the Property fully and completely at its expense (or will have had the opportunity to do so to Buyer's satisfaction) and will have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations, and (ii) based upon its own investigations, inspections, tests and studies, will have determined whether to purchase the Property and to assume Seller's obligations arising after the Closing Date under the Leases and contracts set forth on Exhibit 1.1.4 hereto.

               11.4.6  ERISA.  Buyer will not use the assets of an employee
                       -----
benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Buyer shall not assign its interest hereunder to any person or entity which would use any such assets for any such purpose.

     12.  INDEMNIFICATION.

          12.1 Indemnification of Buyer.  Seller hereby agrees to indemnify
               ------------------------
Buyer against, and to hold Buyer harmless from, all losses, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Buyer relating to the Property which arise, result from or relate to (i) acts, occurrences or matters that took place, prior to the Closing and during Seller's period of ownership to the extent that any such claim described in this clause (i) is covered by the comprehensive general liability insurance policy maintained by Seller or otherwise covered pursuant to applicable insurance coverage maintained by Seller and in this connection Seller represents and warrants that Seller has during the period of its ownership maintained and continues to maintain comprehensive general liability insurance coverage; or (ii) any breach of any of the representations, warranties or covenants of Seller set forth in Section 11.2 of this Agreement. The indemnity obligation of Seller as set forth in this Section 12.1 shall be subject to the limitation on assertion of claims set forth in Section 16.18 and shall survive the Closing subject to the time limitations set forth in Section 16.18 provided however that there shall be no time limitation (other than limitations imposed by statutes of limitation generally applicable) with respect to the matters described in clause (i) above.

          12.2 Defense of Claims Against Buyer.  With respect to any claim for
               -------------------------------
which Buyer has requested indemnification under Section 12.1, Seller shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Buyer may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense or counterclaim to be employed. At Seller's reasonable request, Buyer will cooperate with Seller in the preparation of any defense or any such claim and Seller will reimburse Buyer for any reasonable expenses incurred in connection with such request. If Seller does not elect to assume the defense of any such matter, Buyer shall have the right, at Seller's sole expense, to employ counsel reasonably acceptable to Seller to defend such matter and Seller at its cost shall be entitled to participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

          12.3 Indemnification of Seller.  Buyer hereby agrees to indemnify
               -------------------------
Seller against, and to hold Seller harmless from, all losses, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Seller relating to the Property which arise, result from or relate to (i) acts, occurrences or matters that take place, subsequent to the Closing and during Buyer's period of ownership to the extent that any such claim described in this clause (i) is covered by the comprehensive general liability insurance policy maintained by Buyer or otherwise covered pursuant to applicable insurance coverage maintained by Buyer and in this connection Buyer represents and warrants that Buyer will during the period of its ownership maintain comprehensive general liability insurance coverage with respect to the general liability claims as contemplated by this clause (i); or (ii) any breach of any of the representations, warranties or covenants of Buyer set forth in
Section 11.4 of this Agreement.

          12.4 Defense of Claims Against Seller.  With respect to any claim for
               --------------------------------
which Seller has requested indemnification under Section 12.3, Buyer shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Seller may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense or counterclaim to be employed. At Buyer's reasonable request, Seller will cooperate with Buyer in the preparation of any defense or any such claim and Buyer will reimburse Seller for any reasonable expenses incurred in connection with such request. If Buyer does not elect to assume the defense of any such matter, Seller shall have the right, at Buyer's sole expense, to employ counsel reasonably acceptable to Buyer to defend such matter and Buyer at its cost shall be entitled to participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will after consultation with Buyer's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

     13.  CASUALTY OR CONDEMNATION.

          13.1 Casualty.  Prior to the Closing, and notwithstanding the pendency
               --------
of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 13.1. If, prior to the Closing, any part of the Real Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact whether or not such loss is material, and provide to Buyer all relevant insurance information. If such damage or destruction is "material", Buyer shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller's notice. For purposes of this
Section 13.1, "material" shall be deemed to be (i) any uninsured damage or destruction to the Property; (ii) any insured damage or destruction where the costs of repair or replacement is estimated to be Two Hundred Thousand Dollars ($200,000) or more or shall take more than sixty (60) days to repair, or (iii) any insured damage or destruction where the insurance proceeds available (plus deductible to be paid by Seller) is insufficient to repair the Property so as to return the Property to its condition prior to the occurrence of the damage or destruction; provided, however, in the case of uninsured or underinsured damage or destruction, Seller may, at Seller's option elect to repair such damage and destruction and keep this Agreement in full force and effect so long as such repair can be and is completed by Seller prior to the scheduled Closing Date.
If Buyer does not exercise this option to terminate this Agreement, or the casualty is not material, neither party shall have the right to terminate this Agreement, but Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all insurance proceeds payable to it with respect to such destruction plus Seller shall pay over to Buyer an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price. If Buyer does not elect to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment in the insurance claim. If Buyer does terminate this Agreement pursuant to this Section 13.1, this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end and the Title Company is hereby instructed to return promptly to the party which placed such items into Escrow all funds (including the Deposit together with interest accrued thereon to be promptly returned to Buyer) and documents which are held by the Title Company on the date of termination.

          13.2 Condemnation .  In the event that all or any substantial portion
               -------------
of the Real Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing, Buyer may, at its option either (a) terminate this Agreement by written notice thereof to Seller and receive an immediate refund of the Deposit, together with any interest earned thereon, or (b) proceed to close the transaction contemplated herein pursuant to the terms hereof in which event Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller and there shall be no reduction in the Purchase Price. For purposes of this provision, a "substantial portion" of the Real Property shall mean (i) any portion of the Real Property is taken that in any material respect lessens Buyer's ability to use the Property for its intended purpose; (ii) the access to the Real Property or available parking area therefore is reduced or restricted; or (iii) any of the Improvements are taken. In the event that a portion of the Real Property less than a substantial portion is taken, Buyer shall proceed to close the transaction contemplated herein and there shall be no reduction in the Purchase Price and Seller shall assign and turn over to Buyer and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller.

     14.  COMMISSIONS.

          Seller agrees to pay the brokerage commission, if any, due from Seller to William McDermott of TRI Commercial Real Estate Services, Inc. Neither Mr. McDermott nor TRI Commercial Real Estate Services, Inc. has acted as the agent of Buyer in the pending transaction. Buyer represents and warrants to the Seller that no real estate broker or agent has been authorized to act on Buyer's behalf. Buyer and Seller each indemnifies the other party and agrees to defend and hold the other party harmless from any and all demands or claims which now or hereafter may be asserted against the other party for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker as a result of the indemnifying party's acts in connection with this transaction, except as otherwise provided herein.

     15.  NOTICES.

          All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been received upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery through a commercial courier, as the case may be. Notices may be given by facsimile and shall be effective upon the transmission of such facsimile notice provided that the facsimile notice is transmitted on a business day and a copy of the facsimile notice together with evidence of its successful transmission indicating the date and time of transmission is sent on the day of transmission by recognized overnight carrier for delivery on the immediately succeeding business day. Each party shall be entitled to modify its address by notice given in accordance with this Section 15.

          If to Seller:       THEODORE H. KRUTTSCHNITT, III
                              One Bay Plaza
                              1350 Bayshore Blvd., Suite 850
                              Burlingame, CA 94010

                              Fax #: (415) 348-0273

          With a copy to:     WALTER F. MERKLE, ESQ.
                              Kay & Merkle
                              100 The Embarcadero, Penthouse
                              San Francisco, CA 94105

                              Fax #: (415) 512-9277

          And with a copy to: HARRIS DUBROW
                              One Bay Plaza
                              1350 Bayshore Blvd., Suite 850
                              Burlingame, CA 94010

                              Fax #: (415) 348-0201

          If to Buyer:        AMERICAN GENERAL HOSPITALITY OPERATING
                              PARTNERSHIP, L.P.
                              3860 West Northwest Highway, Suite 300
                              Dallas, TX 75220
                              Attn:  Steven D. Jorns, or
                                     Bruce G. Wiles

                              Fax #: (214) 351-0568

          With a copy to:     CALHOUN & STACY, PLLC
                              5700 Nations Bank Plaza
                              901 Main Street
                              Dallas, TX 75202
                              Attn   Parker Nelson

                              Fax #: (214) 748-1421

     16.  MISCELLANEOUS.

          16.1 Time.  Time is of the essence in the performance of each party's
               ----
obligation hereunder.

          16.2 Attorneys' Fees.  If any legal action, arbitration or other
               ---------------
proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and expenses.

          16.3 No Waiver.  No waiver by any party of the performance or
               ---------
satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

          16.4 Entire Agreement.  This Agreement contains the entire agreement
               ----------------
between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified in writing.

          16.5 Survival.  The provisions of this Agreement shall not merge with
               --------
the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.

          16.6 Successors and Assigns.  This Agreement shall be binding upon and
               ----------------------
inure to the benefit of the heirs, executors, administrators and successors and assigns of Seller and Buyer; provided, however, that Buyer shall not assign Buyer's rights and obligations pursuant to this Agreement to any party without the prior written consent of Seller, which consent shall not be unreasonably withheld.

          16.7      Severability. In the case that any one or more of the
                    ------------
provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          16.8      Purchase Price Allocation. Buyer and Seller agree to exert
                    -------------------------
their best efforts prior to Closing to agree on a mutual allocation of the Purchase Price between Land, Improvements and Personal Property. In the event that Buyer and Seller are unable to timely agree upon such allocation, Buyer and Seller agree that no allocation shall be referenced in this Agreement or in any other agreements or documents executed in connection with this Agreement.

          16.9      1031 Exchange. Buyer agrees to reasonably cooperate with
                    -------------
Seller by executing such documents or taking such action as may be reasonably required in connection with a tax free exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 as amended provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Buyer shall not be required to execute any agreements or to acquire any property in connection with the exchange and shall not be required to take title to any real property, other than the Property, in connection with the exchange; (iii) any inconsistency between the provisions of any documents executed in connection with the proposed exchange and the provisions of this Agreement shall be governed by this Agreement; (iv) Buyer shall not incur any liability or cost by reason of the exchange, and to the extent that any costs or expenses (including reasonable attorneys fees) are incurred by Buyer, Seller shall reimburse Buyer therefor on demand, and Seller shall indemnify, defend and hold Buyer harmless from and against any or all obligations or liabilities or losses incurred by Buyer solely relating to the exchange; (v) in no event shall the Closing pursuant to this Agreement be delayed by Seller for more than twenty
(20) business days by reason of the exchange; and (vi) any and all representations, warranties, agreements and covenants made by Seller pursuant to this Agreement shall continue to be the obligation of Seller regardless of the use of any intermediary in connection with the proposed tax free exchange.

          16.10     Captions.  Paragraph titles or captions contained in this
                    --------
Agreement are inserted as a matter of convenience only and for reference, and in no way define, limit, extend or describe the scope of this Agreement.

          16.11     Exhibits.  All exhibits attached hereto shall be
                    --------
incorporated herein by reference as if set out herein in full.

          16.12     Relationship of the Parties.  The parties acknowledge that
                    ---------------------------
neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

          16.13     Governing Law.  This Agreement and the legal relations
                    -------------
between the parties hereto shall be governed by and be construed in accordance with the laws of the State of California.

          16.14     Review by Counsel.  The parties acknowledge that each party
                    -----------------
and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          16.15     Confidentiality.  The parties hereto shall not disclose any
                    ---------------
of the material terms of this Agreement (except to the extent as may be required by law or as required by the Title Company or the officers, directors, partners, agents, and employees of the parties hereto or Buyer's attorney's, accountants and securities agents in the ordinary course of business) without the prior written consent of the other party.

          16.16     Counterparts.  This Agreement may be executed in
                    ------------
counterparts, each of which shall constitute an original. This Agreement shall only be effective if a counterpart is signed by both Seller and Buyer.

          16.17     Holiday Inns.  The Property is currently subject to a
                    ------------
Commitment Agreement to Issue a Holiday Inn License Agreement (the "Commitment Agreement") with Holiday Inns Franchising, Inc. (the "Franchisor"). Effective at Closing, Buyer will (i) execute a new License Agreement with the Franchisor, or (ii) cause the Franchisor to cancel the existing Commitment Agreement. In any such event, Buyer shall pay for all fees directly related to any termination of the existing Commitment Agreement. In all events, Buyer shall pay any and all fees or other costs of any kind whatsoever in connection with or related to the execution of any new License Agreement with the Franchisor or with any other franchisor in connection with the Property. Seller shall pay all sums arising or accruing in connection with the Commitment Agreement (exclusive only of the termination fees to be paid by Buyer as provided immediately above) prior to the Closing. Prior to the Closing, Buyer shall deliver to Seller through escrow an indemnification of Seller and its affiliates (the "Holiday Inn Indemnification") from any liability under the existing Commitment Agreement accruing on or after the Closing Date which Holiday Inn Indemnification shall be in a form reasonably acceptable to Seller and Buyer.

          16.18     Limitation on Claim.  Notwithstanding any provision to the
                    -------------------
contrary contained in this Agreement, the period of time during which Buyer may assert a claim against Seller by reason of a breach or an alleged breach of any of the representations, warranties or covenants of Seller as made herein, shall be limited to a period of one year following the date of Closing. In the event that Buyer fails to give Seller written notice of any asserted claim prior to the expiration of such period, then upon the expiration of such period Buyer shall be deemed to have released Seller with respect to any such unasserted claim. Further, no claim for breach of any representation or warranty of Seller shall be actionable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to the Closing.

          16.19     Limitation on Liability.  Notwithstanding any provision to
                    -----------------------
the contrary contained in this Agreement, if Closing occurs as contemplated by this Agreement and the Property is sold from Seller to Buyer, the liability of Seller in connection with any breach or alleged breach of the provisions of this Agreement shall in all events be limited to an aggregate amount of One Million Dollars ($1,000,000.00) and in no event whatsoever shall Seller be responsible for or obligated to Buyer in connection with any breach of any provisions of this Agreement, including without limitation, the provisions of Section 11.2 for an aggregate amount in excess of such amount.

          16.20     Union Agreement.  Following the Closing Date, Buyer will
                    ---------------
not, be obligated for any obligations accruing prior to the Closing Date with respect to employees employed by Seller at the Property or with respect to union contracts in effect with respect to the Property. Following the Closing Date, however, Buyer will be obligated to enter into a new union contract with respect to the Property. Further, following the Closing Date, Buyer shall be obligated to hire (and maintain employed for a minimum period of ninety (90) days) all of the union employees of Seller working at the Property immediately prior to the Closing save and except for only a maximum of ten (10) such union employees which Buyer may decline to hire. Further, following the Closing Date, Buyer will not take any action which would be construed as a "plant closing" or "mass layoff" as those terms are defined in the WARN Act. All accrued salaries, wages, bonuses, severance and other compensation, vacation, sick leave, workmen's compensation, welfare benefits, deferred compensation, pension and profit sharing plan costs, 401(k) costs, and costs of other retirement plans, insurance benefits, and other employee benefits of employees employed by Seller with respect to the Property accrued as of 12:01 a.m. on the Closing Date shall remain the responsibility of the Seller.

          16.21     Liquor Licenses.  Seller shall convey and assign its
                    ---------------
alcoholic beverage, liquor, beer and/or wine licenses and/or permits with respect to the Property (the "Liquor Licenses") to Buyer or its lessee or management company at Closing as part of the licenses assigned to Buyer hereunder. Buyer or its lessee or management company (hereinafter "Operator") for the Property shall execute such forms, license applications and other documents as may be necessary for the Operator to obtain all Liquor Licenses necessary to operate any restaurants, bars and lounges presently located within the Property, and Seller shall reasonably cooperate with the Operator in filing such forms, applications and other documents. If such Liquor Licenses cannot be obtained by Operator until after Closing, then Seller covenants and agrees that Seller shall cooperate reasonably with Operator in keeping open the bars and lounges and liquor facilities of the Property between the Closing and the time when such Liquor Licenses are obtained by Operator, or a period not to exceed sixty (60) days following the Closing Date, whichever is less (unless Operator has during this time period following Closing diligently and continuously sought to obtain such Liquor Licenses, in which event Operator shall have the right to obtain an extension of such time period from Seller, not to exceed two (2) thirty-day (30 day) extensions) by entering into a "Liquor License Agreement" for the continued operation of and under the Liquor Licenses with respect to the Property, mutually acceptable to Seller and Operator (and Buyer) in their reasonable discretion, pursuant to which (i) Operator (and Buyer) shall indemnify, defend and hold Seller harmless from any liability, damages, claims, costs, penalties, losses or expenses (including reasonable attorney's fees) encountered by Seller in connection with, arising out of, or growing from such operations and the sale of alcoholic beverages at and form the restaurants, bars and lounges located at the Property during said period of time, and (ii) Operator shall reimburse Seller for Seller's costs in maintaining the Liquor Licenses in full force and effect. In no event shall Seller be required to obtain any additional liquor or alcoholic beverage licenses which Seller does not possess at the time of Closing. Upon the occurrence of and following the Closing, notwithstanding any provision to the contrary set forth in this Agreement, Buyer shall be unconditionally and absolutely bound to acquire the Liquor Licenses subject only to approval of the applicable governmental agencies. In the event that the Operator (other than Buyer, if any) is unable to obtain the necessary approvals of the applicable governmental agencies then Buyer shall obtain such approvals or shall designate a new entity to serve as operator in order to effect as soon as possible completion of the securing of the necessary approvals. Notwithstanding any provision to the contrary contained in this Agreement to the extent that the transfer of the Liquor Licenses is processed through a separate escrow, then all matters to be performed pursuant to the provisions of this Agreement in connection with the Liquor Licenses shall be performed through such separate escrow, including without limitation payment of the portion of the Purchase Price allocated to the Liquor Licenses (i.e., $65,000) and delivery of such documentation as is required in connection with transfer of the Liquor Licenses.

          16.22     Gift Certificates.  Seller and the Property, primarily for
                    -----------------
the reason of guest relations, have issued certain certificates which are valid for future guest stays or free meals. Such certificates generally provide a specific expiration date and provide that they are valid only on a basis of "space available" and "not valid during special event times or holidays".
Seller estimates that with request to such certificates, the aggregate number of room nights to be actually presented back to the Property will be approximately forty (40) room nights and fifteen (15) meals. Buyer agrees to honor such certificates without charge to Seller. During the pendency of this Agreement, Seller agrees not to issue any additional certificates.

          16.23  Trade Scrip.  In the ordinary course of business, Seller has
                 -----------
periodically issued trade scrip which is usable at the Property and/or Seller's other hotels in exchange for goods and services received at the Property and/or Seller's other hotels. All such trade scrip carries the legend: "In the event that California Innkeepers should sell or lease any property listed on the reverse, Scrip cannot be honored at that property thereafter." Following the Closing, Buyer agrees not to honor any such trade scrip that may be presented to the Property.

     17.  REMEDIES.

          17.1   Buyer's Default.  If Buyer breaches this Agreement which
                 ---------------
default continues uncured for a period of ten (10) days after written notice thereof to Buyer, and the transaction contemplated by this Agreement fails to close by reason thereof, Seller shall be entitled to terminate this Agreement and retain the amount of the Deposit plus any accrued interest thereon (the "Specified Sum") as liquidated damages. SELLER AND BUYER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND AFTER NEGOTIATION THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE SPECIFIED SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER AND BUYER FURTHER AGREE THAT THIS SECTION IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY BUYER OF ITS OBLIGATIONS TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.


         ---------------------------                 -----------------------
               Buyer's Initials                         Seller's Initials

          17.2   Seller's Default.  If Seller breaches this Agreement which
                 ----------------
default continues uncured for a period of ten (10) days after written notice thereof to Seller from Buyer, and the transaction contemplated by this Agreement fails to close by reason thereof, then Buyer as its sole remedies, shall have the right to any one of the following:

          (a) Terminate this Agreement by written notice given to Seller within fifteen (15) days of the expiration of said 10-day period, in which event the Deposit shall be returned to Buyer by the Title Company; or

          (b) Seek damages not to exceed an amount equal to the total amount that Buyer has placed in escrow hereunder as the Deposit; or

          (c)    Seek specific performance of this Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:                             BUYER:

THEODORE H. KRUTTSCHNITT, III       AMERICAN GENERAL HOSPITALITY OPERATING
                                    PARTNERSHIP, L.P.
                                    a Delaware limited partnership
By:   ________________________

                                    By:_____________________________________
CATHERINE M. KRUTTSCHNITT
                                    Name:___________________________________


By:   ________________________      Its:____________________________________



An original, fully executed copy of this Agreement, together with the Initial Deposit, has been received by the Title Company's agent this _______________ day of ________________, 1996, and by execution hereof the Title Company's agent hereby covenants and agrees to be bound by the terms of this Agreement.


FIRST AMERICAN TITLE INSURANCE COMPANY


By:____________________________________________

Printed Name:__________________________________

Its:___________________________________________

                                LIST OF EXHIBITS

Exhibit 1.1.1       Legal Land Description

Exhibit 1.1.4       Schedule of Leases, Agreements and Contracts

Exhibit 6.7         Form of Estoppel Certificates

Exhibit 8.1.1       Form of Deed

Exhibit 8.1.2       Form of Bill of Sale

Exhibit 8.1.3       Form of Assignment

Exhibit 8.3         Form of Tenant Notification Letter

Exhibit 11.3        List of Records, Documents and Other Materials (_____ pages)

The exhibits and/or schedules identified above which comprise a part of this
Exhibit 2.8 have not been included as part of this Exhibit. The Registrant agrees to furnish supplementally a copy of any such omitted schedule or exhibit upon request.